ITEM 77L Change in Accounting Principles and Practices

As required, effective January 1, 2001, the Marshall Funds has adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and began amortizing and accreting all premiums and discounts on debt securities as required for adherence to generally accepted accounting principles. The financial statements and notes to financial statements have been adjusted accordingly for the Marshall Government Income Fund, the Marshall Intermediate Bond Fund, the Marshall Intermediate Tax-Free Fund and the Marshall Short-Term Income Fund, which were materially impacted by this change.